Exhibit 99.1

Neuronetics, Inc. Adopts Limited Duration Shareholder Rights Plan

MALVERN, Pa., April 8, 2020 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced that its Board of Directors authorized the adoption of a limited duration rights plan (“Rights Plan”). The rights will be issued to shareholders of record on April 20, 2020 and will expire on April 8, 2021.

The Board has adopted this Rights Plan following careful consideration, among other factors, of the COVID-19 pandemic’s disruptive impact on market stability and its effect on equity market valuations, including the recent dislocation of the Company’s stock price. The Board believes that the Company’s current trading level does not reflect Neuronetics’ inherent value or the potential of its products and strategy execution.

Given the share price dislocation created by an extremely turbulent market, the Board of Directors has adopted the Rights Plan to protect all shareholders’ best interests and preserve their long-term investment. The Rights Plan is designed to assure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company, to guard against opportunistic tactics to exert control over the Company during this period of economic uncertainty and market volatility and protect long-term shareholder value.  The Rights Plan is intended to encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover and to provide the Board of Directors sufficient time to make informed judgements and exercise its fiduciary duties. The issuance of the rights will not interfere with the other operational changes announced by the Company today.

The rights plan is similar to many plans adopted by other publicly held companies. The plan provides for the issuance of one right for each outstanding share of the Company’s common stock, par value $0.01 per share (“Common Stock”) at the close of business on April 20, 2020. Generally, the rights will become exercisable or exchangeable only if a person or group acquires beneficial ownership of 10% (15% in the case of passive investors) or more of the Company’s outstanding Common Stock or announces a tender or exchange offer that would result in beneficial ownership of 10% or more of the Company’s Common Stock. If a shareholder beneficially owns 10% or more of the Company’s Common Stock at the time of the adoption of the plan, such shareholder’s ownership will be grandfathered, but the rights would become exercisable if such shareholder subsequently increases its ownership.

Further details regarding the Rights Plan is available in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Neuronetics
Neuronetics, Inc. (or the “Company”) is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Its first commercial product is a transcranial magnetic stimulation (TMS) device called the NeuroStar® Advanced Therapy System. Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: operational steps being taken (or taken) by the Company, the Company’s inherent value, the potential of its products and strategy execution and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of COVID-19 on general political and economic conditions, including as a result of efforts by governmental authorities to mitigate COVID-19, such as travel bans, shelter in place orders and third-party business closures and resource allocations, manufacturing and supply chains and patient access to commercial products; the Company’s ability to execute its business continuity, operational and budget plans in light of the COVID-19 outbreak; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company’s expectations.

Media Contact:
Phil Denning

(646) 277-1258

Phil.denning@icrinc.com

Investor Contact:
Mark R. Klausner
Westwicke Partners
443-213-0501
ir@neuronetics.com